Exhibit 99.1

Press Release

DG FastChannel(TM) Extends Exchange Offer for Shares of Point.360
Wednesday July 11, 4:26 pm ET

DALLAS—(BUSINESS WIRE)—DG FastChannel, Inc. (NASDAQ: DGIT) announced today that in connection with its exchange offer for all of the outstanding shares of common stock of Point.360 (Nasdaq: PTSX), it is extending the offer by an additional nine business days in order to provide investors time to review additional disclosures contained in the July 11, 2007 amendment to the registration statement covering the DG FastChannel shares to be issued in the transaction. The offer will now expire at midnight, New York City time, on Wednesday, August 8, 2007, unless otherwise extended. As of July 9, 2007, no shares of Point.360 common stock have been tendered into the offer.

In connection with the extension of the offer, DG FastChannel is mailing to Point.360 shareholders an amended prospectus and letter of transmittal. In addition, DG FastChannel is advising Point.360 shareholders that tenders will be accepted only on the printed letter of transmittal on blue or beige paper accompanying the prospectus. Tenders by means of any other letter of transmittal will not be accepted by DG FastChannel. Although a form of letter of transmittal was filed with the Securities and Exchange Commission (SEC) on June 8, 2007 as an exhibit to the registration statement covering the DG FastChannel shares to be issued in the transaction, the offer had not yet commenced as of that date, and any shares tendered by means of such form of letter of transmittal will be returned.

DG FastChannel filed a registration statement (including a prospectus and other related documents in connection with the exchange offer) with the SEC on June 8, 2007, which it subsequently amended on June 27, 2007 and July 11, 2007. Stockholders of Point.360 may obtain information and copies of these documents, as supplemented or amended from time to time, free of charge, upon written or oral communication to DG FastChannel's information agent, D.F. King & Co. (Banks and Brokerage Firms, please call (212) 269-5550; all others, please call toll free (800) 488-8075; the address is 48 Wall Street, 22nd Floor, New York, New York 10005); the email address is info@dfking.com.

Following the offer, if consummated, DG FastChannel will cause Point.360 to complete a merger with and into DG FastChannel, with DG FastChannel continuing as the surviving corporation, in which each outstanding share of Point.360 common stock (except for shares beneficially owned directly or indirectly by DG FastChannel) will be converted into the right to receive shares of DG FastChannel common stock at the same exchange ratio used in the offer, subject to appraisal rights to the extent applicable under California law.

About DG FastChannel, Inc.

DG FastChannel (DGIT: Nasdaq) is the leading provider of next generation workflow solutions, digital media technology and delivery services to America's most esteemed brands. The Company's delivery network reaches over 21,000 television and radio stations, cable and TV networks, cable outlets and newspapers. DG FastChannel's service and proprietary product set are integrated to provide content providers, including brands and commercial production entities, news organizations, syndicated programmers, and video news release producers and broadcasters end-to-end digital solutions that maximize efficiency while reducing costs. DG FastChannel's advanced capabilities include online delivery of high-definition (HD) content, re-purposing of broadcast video for the Internet, management of digital assets, and ubiquitous satellite and Internet reach resulting in the industry's highest levels of reliability, speed and quality.

Pathfire, Inc., acquired on June 4, 2007, distributes third-party long-form content, primarily news and syndicated programming, through a proprietary server-based network via satellite and Internet channels. Pathfire is the primary distribution method for the majority of syndicated programming, including shows such as "Jeopardy," "Friends," and "Wheel of Fortune." In addition, ABC and CNN rely on the Pathfire network to distribute thousands of news stories to hundreds of television affiliates throughout the United States. DG FastChannel has also agreed to acquire the advertising distribution operations of Point.360 (NASDAQ: PTSX) and GTN, Inc. with both transactions expected to close in the third quarter of 2007. For more information visit www.dgfastchannel.com.

Additional Information

A registration statement relating to the DG FastChannel common stock being offered has been previously filed with the SEC and has been amended as of today but has not yet become effective. Such securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offer may be made only through the prospectus, which is part of the registration statement on Form S-4 filed with the SEC by DG FastChannel. DG FastChannel has also filed with the SEC a Schedule TO, amended as of today, and Point.360 has filed a Solicitation/recommendation statement on Schedule 14D-9, in each case with respect to the offer. DG FastChannel today mailed an amended prospectus and related exchange offer materials to Point.360 shareholders. In addition, in connection with the Spin-Off, New 360 has filed a registration statement on Form 10 with the SEC that has not yet become effective, and expects to mail a prospectus of New 360 to Point.360 shareholders. Investors and security holders are urged to carefully read these documents and the other documents relating to the transactions contemplated by the merger agreement because these documents contain important information relating to such transactions. Investors and security holders may obtain a free copy of these documents and other annual, quarterly and special reports and other information filed with the SEC by DG FastChannel or Point.360, at the SEC's website at www.sec.gov.

Safe Harbor for Forward-Looking Statements

Statements in this press release may contain certain forward-looking statements relating to DG FastChannel and its expectations for the proposed acquisition of Point.360's advertising distribution operations. All statements included in this press release concerning activities, events or developments that DG FastChannel expects, believes or anticipates will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements, including the following: the risk that the offer and the merger will not close because of a failure to satisfy one or more of the closing conditions; the risk that DG FastChannel's business will have been adversely impacted during the pendency of the offer and the merger; the risk that the operations will not be integrated successfully; and the risk that the expected cost savings and other synergies from the transaction may not be fully realized, realized at all or take longer to realize than anticipated. Additional information on these and other risks, uncertainties and factors is included in DG FastChannel's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with the SEC.

Contact:
DG FastChannel, Inc.
Omar Choucair, Chief Financial Officer, 972-581-2000
Or
Jaffoni & Collins Incorporated
Joseph Jaffoni/David Collins, 212-835-8500
dgit@jcir.com